                                                                     EXHIBIT 4.5



                    GENESYS TELECOMMUNICATIONS LABORATORIES

                          1100 Grundy Lane, Suite 125
                          San Bruno, California  94066



                -----------------------------------------------


                  SERIES B PREFERRED STOCK PURCHASE AGREEMENT

                                 June 13, 1996

                -----------------------------------------------

                               TABLE OF CONTENTS

                                                                            Page

SECTION 1   Authorization and Sale of Preferred Stock......................   1
      1.1   Authorization..................................................   1
      1.2   Sale of Series B Preferred.....................................   1

SECTION 2   Closing Dates; Delivery........................................   1
      2.1   Closing Date...................................................   1
      2.2   Delivery.......................................................   1

SECTION 3   Representations and Warranties of the Company..................   2
      3.1   Organization and Standing; Articles and Bylaws.................   2
      3.2   Corporate Power................................................   2
      3.3   Subsidiaries...................................................   2
      3.4   Capitalization.................................................   2
      3.5   Authorization..................................................   3
      3.6   Financial Statements...........................................   3
      3.7   Material Contracts and Other Commitments.......................   3
      3.8   Title to Properties and Assets; Liens, etc.....................   4
      3.9   Compliance with Other Instruments, None Burdensome, etc........   4
      3.10  Litigation, etc................................................   4
      3.11  Employees......................................................   4
      3.12  Franchises, Licenses, Trademarks, Patents and Other Rights.....   4
      3.13  Governmental Consent, etc......................................   5
      3.14  Offering.......................................................   5
      3.15  Brokers or Finders; Other Offers...............................   5
      3.16  Shareholders, Directors and Officers; Indebtedness.............   5
      3.17  Disclosure.....................................................   5

SECTION 4   Representations and Warranties of the Purchasers...............   6
      4.1   Experience.....................................................   6
      4.2   Investment.....................................................   6
      4.3   Rule 144.......................................................   6
      4.4   No Public Market...............................................   6
      4.5   Access to Data.................................................   7
      4.6   Authorization..................................................   7
      4.7   Brokers or Finders.............................................   7
      4.8   Investor Counsel...............................................   7
      4.9   Tax Liability..................................................   7

SECTION 5   Conditions to Closing of Purchasers............................   7
      5.1   Representations and Warranties Correct.........................   7
      5.2   Covenants......................................................   8
      5.3   Opinion of Company's Counsel...................................   8
      5.4   Compliance Certificate.........................................   8
      5.5   Blue Sky.......................................................   8

      5.6   Amended and Restated Articles of Incorporation.................   8
      5.7   Legal Matters..................................................   8
      5.8   Registration Rights Agreement..................................   8

SECTION 6   Conditions to Closing of Company...............................   8
      6.1   Representations................................................   8
      6.2   Blue Sky.......................................................   8
      6.3   Amended and Restated Articles of Incorporation.................   9
      6.4   Legal Matters..................................................   9
      6.5   Payment of Purchase Price......................................   9
      6.6   Registration Rights Agreement..................................   9

SECTION 7   Covenants of the Company and the Purchasers....................   9
      7.1   Financial Information..........................................   9
      7.2   Additional Information.........................................   9
      7.3   Confidentiality................................................  10
      7.4   Availability of Common Stock for Conversion....................  10
      7.5   Confidential Information and Invention Assignment Agreement....  10
      7.6   Termination of Covenants.......................................  10

SECTION 8   Miscellaneous..................................................  11
      8.1   Governing Law..................................................  11
      8.2   Survival.......................................................  11
      8.3   Successors and Assigns.........................................  11
      8.4   Entire Agreement; Amendment....................................  11
      8.5   Notices, etc...................................................  11
      8.6   Delays or Omissions............................................  12
      8.7   California Corporate Securities Law............................  12
      8.8   Expenses.......................................................  12
      8.9   Counterparts...................................................  12
      8.10  Severability...................................................  12
      8.11  Titles and Subtitles...........................................  12

                               TABLE OF CONTENTS
                                  (continued)


EXHIBITS
     A.   Schedule of Purchasers

     B.   Amended and Restated Articles of Incorporation

     C.   Schedule of Exceptions

     D.   Registration Rights Agreement

     E.   Form of Legal Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

     F.   Form of Compliance Certificate

     G.   Form of Confidential Information and Inventions Assignment Agreement

                    GENESYS TELECOMMUNICATIONS LABORATORIES

                  SERIES B PREFERRED STOCK PURCHASE AGREEMENT


     This Agreement is made as of June 13, 1996 among Genesys Telecommunications Laboratories, a California corporation (the "COMPANY"), and the persons and entities listed on the Schedule of Purchasers attached hereto as Exhibit A (the
                                                                 ---------
"PURCHASERS").


                                    SECTION 1

                   AUTHORIZATION AND SALE OF PREFERRED STOCK
                   -----------------------------------------

     1.1  AUTHORIZATION.  The Company has authorized the sale and issuance of up
          -------------
to 400,000 shares (the "SHARES") of its Series B Preferred Stock ("SERIES B PREFERRED"), having the rights, privileges and preferences as set forth in the Company's Amended and Restated Articles of Incorporation (the "ARTICLES") in the form attached to this Agreement as Exhibit B.
                                   ---------

     1.2  SALE OF SERIES B PREFERRED.  Subject to the terms and conditions
          --------------------------
hereof, the Company hereby severally issues and sells to each Purchaser and each Purchaser hereby severally buys from the Company the total number of Shares specified opposite such Purchaser's name on the Schedule of Purchasers, at a purchase price of Twenty Two Dollars and Thirteen Cents ($22.13) per Share. The Company's agreement with each Purchaser is a separate agreement, and the sales of the Series B Preferred to each Purchaser is a separate sale.


                                    SECTION 2

                            CLOSING DATES; DELIVERY
                            -----------------------

     2.1  CLOSING DATE.  The first closing of the purchase and sale of the
          ------------
Series B Preferred hereunder shall be held at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304 at 2:00 p.m., local time, on June 13, 1996 (the "CLOSING") or at such other time and place as shall be mutually agreed upon by the Company and Purchasers who propose to purchase a majority of the Shares proposed to be sold at the Closing (the date of the Closing is hereinafter referred to as the "CLOSING DATE"). One or more additional closings may occur within thirty (30) days following the Closing Date, so long as the sale of Shares at such closings is pursuant to the terms of this Agreement and at the price per share set forth in Section 1.2.

     2.2  DELIVERY.  At the Closing, the Company will deliver to each Purchaser
          --------
a certificate or certificates, registered in such Purchaser's name, representing the number of Shares listed opposite such Purchaser's name on the Schedule of Purchasers, against (a) delivery to the Company of payment of the purchase price therefor, by check payable to the Company or wire transfer per the Company's instructions or (b) cancellation of indebtedness owed to Purchaser in the amount indicated on the Schedule of Purchasers.


                                    SECTION 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

     Except as set forth on the Schedule of Exceptions attached hereto as

Exhibit C, the Company represents and warrants to the Purchasers, as of the
---------
Closing Date as follows:

     3.1  ORGANIZATION AND STANDING; ARTICLES AND BYLAWS.  The Company is a
          ----------------------------------------------
corporation duly organized and existing under, and by virtue of, the laws of the State of California and is in good standing under such laws. The Company has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. The Company is presently qualified to do business as a foreign corporation in any jurisdiction, in which the failure to be so qualified would have a material adverse affect on the Company's operations or conditions, financial or otherwise. The Company has furnished the Purchasers with true, correct and complete copies of its Articles and Bylaws (the "BYLAWS"), as presently in effect.

     3.2  CORPORATE POWER.  The Company has or will have at the Closing Date all
          ---------------
requisite legal and corporate power and authority to execute and deliver this Agreement, to sell and issue the Shares hereunder, to issue the Common Stock issuable upon conversion of the Series B Preferred and to carry out and perform its obligations under the terms of this Agreement.

     3.3  SUBSIDIARIES.  The Company has no subsidiaries or affiliated companies
          ------------
and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity.

     3.4  CAPITALIZATION.  The authorized capital stock of the Company consists
          --------------
or, upon the filing of the Articles with the California Secretary of State will consist of 20,000,000 shares of Common Stock (the "COMMON STOCK"), of which 1,886,500 shares are issued and outstanding as of the Closing Date and 550,000 shares of Preferred Stock, 150,000 shares of which have been designated "SERIES A PREFERRED", all of which are issued and outstanding, and 400,000 shares of which have been designated "SERIES B PREFERRED", none of which is issued and outstanding prior to the Closing. The outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable. The Company has reserved 400,000 shares of Series B Preferred for issuance hereunder, 150,000 shares of Common Stock for issuance upon conversion of the Series A Preferred, 400,000 shares of Common Stock for issuance upon conversion of the Series B Preferred and 552,139 shares of Common Stock for issuance by the Board of Directors to employees, consultants, or directors pursuant to the Company's 1995 Stock Option Plan, of which stock options to purchase 437,000 shares are outstanding as of the Closing Date. The Company has issued a warrant to purchase 70,047 shares of Common Stock at a exercise price of $35.69 per share (subject to adjustment upon occurrence of certain events) which is exercisable upon the earlier of April 26, 1997 or the filing of the Company's initial public offering with proceeds of not less than $10,000,000. Except as set forth above, there are no options, warrants or other rights to purchase any of the Company's authorized and unissued capital stock.

     3.5  AUTHORIZATION.  All corporate action on the part of the Company, its
          -------------
directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company, the authorization, sale, issuance and delivery of the Series B Preferred (and the Common Stock issuable upon conversion of the Series B Preferred) and the performance of all of the Company's obligations hereunder has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by the Company, shall constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy as applied to Section 10 of the Registration Rights Agreement, attached hereto as Exhibit D (the "REGISTRATION RIGHTS AGREEMENT"). The Shares, when issued in compliance with the provisions of this Agreement and upon the filing of the Articles with the office of the California Secretary of State, will be validly issued, will be fully paid and nonassessable, and will have the rights, preferences and privileges described in the Articles; the Common Stock issuable upon conversion of the Shares has been duly and validly reserved and, when issued in compliance with the provisions of this Agreement and the Articles, will be validly issued, and will be fully paid and nonassessable; and the Shares and such Common Stock will be free of any liens or encumbrances, assuming the Purchasers take the Shares with no notice thereof, other than any liens or encumbrances created by or imposed upon the Purchasers; provided, however, that the Shares (and the Common Stock issuable upon conversion thereof) may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein. The Shares are not subject to any preemptive rights or rights of first refusal.

     3.6  FINANCIAL STATEMENTS.  The Company has delivered to each Purchaser its
          --------------------
unaudited financial statements as of and for the years ended June 30, 1995 and June 30, 1994 (the "FINANCIAL STATEMENTS"). The Financial Statements are complete and correct in all material respects and accurately set out and describe the financial condition and operating results of the Company as of the dates, and during the periods, indicated therein. Since June 30, 1995 there has not been any change in the assets, liabilities, financial condition or operations of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse.

     3.7  MATERIAL CONTRACTS AND OTHER COMMITMENTS.  The Company does not have
          ----------------------------------------
any contract, agreement, lease, or other commitment, written or oral, absolute or contingent, other than (i) contracts for the purchase of supplies and services that were entered into in the ordinary course of business and that do not, as of the date hereof, involve more than $25,000 each; (ii) sales contracts entered into in the ordinary course of business; (iii) license agreements entered into in the ordinary course of business; and (iv) contracts terminable at will by the Company on no more than sixty (60) days notice without cost or liability to the Company. For purposes of this
Section 3.7, employment contracts and contracts with labor unions and agreements pursuant to which the Company licenses any of its Proprietary Information (as defined herein) to third parties shall not be considered to be contracts entered into in the usual and ordinary course of business.

     3.8  TITLE TO PROPERTIES AND ASSETS; LIENS, ETC.  The Company has good and
          ------------------------------------------
marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien or encumbrance, other than (i) the lien of current taxes not yet due and payable, and (ii) possible minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company, and which have not arisen otherwise than in the ordinary course of business.

     3.9  COMPLIANCE WITH OTHER INSTRUMENTS, NONE BURDENSOME, ETC. The Company
          -------------------------------------------------------
is not in violation of any term of its Articles or Bylaws, or in any material respect of any term or provision of any material mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, and to the best of its knowledge is not in violation of any order, statute, rule or regulation applicable to the Company where such violation would materially and adversely affect the Company. The execution, delivery and performance of and compliance with this Agreement, and the issuance of the Series B Preferred and the Common Stock issuable upon conversion of the Series B Preferred, have not resulted and will not result in any material violation of, or conflict with, or constitute a material default under, the Company's Articles or Bylaws or any of its material agreements or result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company; and there is no such violation or default which materially and adversely affects the business of the Company or any of its properties or assets.

     3.10 LITIGATION, ETC.  There are no actions, suits, proceedings or
          ---------------
investigations pending against the Company or its properties before any court or governmental agency (nor, to the best of the Company's knowledge, is there any reasonable basis therefor or threat thereof).

     3.11 EMPLOYEES.  To the best of the Company's knowledge, no employee of the
          ---------
Company is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of such employee with the Company or any other party because of the nature of the business conducted or to be conducted by the Company. There is, to the Company's knowledge and belief, no pending nor threatened action, suit, proceeding or claim, or to its knowledge any basis therefor or threat thereof with respect to any contract, agreement, covenant or obligation referred to in the preceding sentence. The Company and each employee of the Company and any subsidiary of the Company employed in any technical capacity or with access to confidential information of the Company has entered into a Confidential Information and Invention Assignment Agreement substantially in the form of Exhibit G hereto.
---------

     3.12 FRANCHISES, LICENSES, TRADEMARKS, PATENTS AND OTHER RIGHTS.  The
          ----------------------------------------------------------
Company has all franchises, permits, licenses and other similar authority necessary for the conduct of its business, the lack of which could materially and adversely affect the operations or condition, financial or otherwise, of the Company, and it is not in default in any material respect under any of such franchises, permits, liens or other similar authority. To the best of the Company's knowledge, the Company possesses all patents, patent rights, trademarks, trademark rights, trade names, trade name rights and copyrights necessary to conduct its business without conflict with or infringement upon any valid rights of others and the lack of which could materially and adversely affect the operations or condition, financial or otherwise, of the Company, and the Company has not received any notice of infringement upon or conflict with the asserted rights of others. The Company has a valuable body of trade secrets, including know-how, concepts, computer programs and other technical data (the "PROPRIETARY INFORMATION") for the development, manufacture and sale of its products. To the Company's knowledge, the Company has the right to use the Proprietary Information, free and clear of any rights, liens, encumbrances or claims of others, except that the possibility exists that other persons may have independently developed trade secrets or technical information similar or identical to those of the Company. Reasonable security measures have been taken by the Company to protect the secrecy, confidentiality and value of the Proprietary Information referred to in this
Section 3.12.

     3.13 GOVERNMENTAL CONSENT, ETC.  No consent, approval or authorization of
          -------------------------
or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Series B Preferred (and the Common Stock issuable upon conversion of the Series B Preferred), or the consummation of any other transaction contemplated hereby, except (a) filing of the Articles with the office of the California Secretary of State (b) qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of the Series B Preferred (and the Common Stock issuable upon conversion of the Series B Preferred) under the California Corporate Securities Law of 1968, as amended and other applicable Blue Sky laws, which filings and qualifications, if required, will be accomplished in a timely manner.

     3.14 OFFERING.  Subject to the accuracy of the Purchasers' representations
          --------
in Section 4 hereof, the offer, sale and issuance of the Series B Preferred to be issued in conformity with the terms of this Agreement, and the issuance of the Common Stock to be issued upon conversion of the Series B Preferred, constitute transactions exempt from the registration requirements of the Securities Act.

     3.15 BROKERS OR FINDERS; OTHER OFFERS.  The Company has not incurred, and
          --------------------------------
will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

     3.16 SHAREHOLDERS, DIRECTORS AND OFFICERS; INDEBTEDNESS.  The Company is
          --------------------------------------------------
not indebted, directly or indirectly, to any of its officers, directors or shareholders or any of their respective relatives or affiliates. No officer, director or shareholder of the Company, or any of their relatives or affiliates, is indebted to the Company. To the knowledge of the Company, none of the officers or directors or significant employees or advisors of the Company, or their respective spouses, or relatives, (i) owns directly or indirectly, individually or collectively, a material interest in any entity which is a competitor, customer or supplier of or (ii) has any existing contractual relationship with the Company involving an amount in excess of $50,000.

     3.17 DISCLOSURE.  Neither this Agreement nor any of the documents furnished
          ----------
to the Purchasers by the Company in connection with the transactions contemplated hereby contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading.


                                    SECTION 4

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
                ------------------------------------------------

     Each Purchaser hereby severally represents and warrants to the Company with respect to the purchase of the Shares as follows:

     4.1  EXPERIENCE.  By reason of his business or financial experience, or
          ----------
that of his professional advisor, Purchaser has the capacity to protect his own interests in connection with the purchase of the Shares hereunder and has the ability to bear the economic risk (including the risk of total loss) of his investment.

     4.2  INVESTMENT.  Purchaser is acquiring the Series B Preferred and the
          ----------
underlying Common Stock for investment for his own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Purchaser understands that the Series B Preferred to be purchased (and the Common Stock issuable upon conversion thereof) have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser's representations as expressed herein.

     4.3  RULE 144.  Purchaser acknowledges that the Series B Preferred (and the
          --------
Common Stock issuable upon conversion thereof) must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than two years after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three-month period not exceeding specified limitations.

     4.4  NO PUBLIC MARKET.  Purchaser understands that no public market now
          ----------------
exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company's securities.

     4.5  ACCESS TO DATA.  Purchaser has had an opportunity to discuss the
          --------------
Company's business, management and financial affairs with its management and the opportunity to review the Company's facilities. Purchaser has also had an opportunity to ask questions of officers of the Company, which questions were answered to his satisfaction. Purchaser understands that such discussions, as well as any written information issued by the Company, were intended to describe certain aspects of the Company's business and prospects but were not a thorough or exhaustive description.

     4.6  AUTHORIZATION.  This Agreement when executed and delivered by such
          -------------
Purchaser will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except as subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy as applied in Section 10 of the Registration Rights Agreement.

     4.7  BROKERS OR FINDERS.  The Company has not, and will not, incur,
          ------------------
directly or indirectly, as a result of any action taken by such Purchaser, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

     4.8  INVESTOR COUNSEL.  Each Purchaser acknowledges that it has had the
          ----------------
opportunity to review this Agreement, the exhibits and the schedules attached hereto and the transactions contemplated by this Agreement with its own legal counsel. Each Purchaser is relying solely on such counsel and not on any statements or representations of the Company or any of its agents for legal advice with respect to this investment or the transactions contemplated by this Agreement.

     4.9  TAX LIABILITY.  Purchaser has reviewed with its own tax advisors the
          -------------
federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Purchaser relies solely on such advisors and not on any statements or representations of the Company or any of its agents. Purchaser understands that he (and not the Company) shall be responsible for his own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.


                                    SECTION 5

                      CONDITIONS TO CLOSING OF PURCHASERS
                      -----------------------------------

     The Purchasers' obligations to purchase the Shares at the Closing are, at the option of the Purchasers, subject to the fulfillment of the following conditions:

     5.1  REPRESENTATIONS AND WARRANTIES CORRECT.  The representations and
          --------------------------------------
warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of the Closing Date.

     5.2  COVENANTS.  All covenants, agreements and conditions contained in this
          ---------
Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

     5.3  OPINION OF COMPANY'S COUNSEL.  The Purchasers shall have received from
          ----------------------------
Wilson Sonsini Goodrich & Rosati, P.C., counsel to the Company, an opinion addressed to them, dated the Closing Date, in substantially the form attached hereto as Exhibit E.
          ---------

     5.4  COMPLIANCE CERTIFICATE.  The Company shall have delivered to the
          ----------------------
Purchasers a certificate of the Company in the form of Exhibit F hereto,
                                                       ---------
executed by the President of the Company, dated the Closing Date, and certifying, among other things, to the fulfillment of the conditions specified in Sections 5.1 and 5.2 of this Agreement.

     5.5  BLUE SKY.  The Company shall have obtained all necessary Blue Sky law
          --------
permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Series B Preferred and the Common Stock issuable upon conversion of the Series B Preferred.

     5.6  AMENDED AND RESTATED ARTICLES OF INCORPORATION.  The Articles shall
          ----------------------------------------------
have been filed with the California Secretary of State.

     5.7  LEGAL MATTERS.  All material matters of a legal nature which pertain
          -------------
to this Agreement and the transactions contemplated hereby, shall have been reasonably approved by counsel to the Purchasers.

     5.8  REGISTRATION RIGHTS AGREEMENT.  The Company and the Purchasers shall
          -----------------------------
have entered into the Registration Rights Agreement.


                                    SECTION 6

                        CONDITIONS TO CLOSING OF COMPANY
                        --------------------------------

     The Company's obligation to sell and issue the Shares at the Closing Date is, at the option of the Company, subject to the fulfillment as of the Closing Date of the following conditions:

     6.1  REPRESENTATIONS.  The representations made by the Purchasers in
          ---------------
Section 4 hereof shall be true and correct when made, and shall be true and correct on the Closing Date.

     6.2  BLUE SKY.  The Company shall have obtained all necessary Blue Sky law
          --------
permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Series B Preferred and the Common Stock issuable upon conversion of the Series B Preferred.

     6.3  AMENDED AND RESTATED ARTICLES OF INCORPORATION.  The Articles shall
          ----------------------------------------------
have been filed with the California Secretary of State.

     6.4  LEGAL MATTERS.  All material matters of a legal nature which pertain
          -------------
to this Agreement, and the transactions contemplated hereby, shall have been reasonably approved by counsel to the Company.

     6.5  PAYMENT OF PURCHASE PRICE.  Each Purchaser (i) shall have delivered to
          -------------------------
the Company the purchase price for such Purchaser's Shares, or (ii) shall have canceled indebtedness owed by the Company to such Purchaser, in either case in the amount set forth opposite such Purchaser's name on the Schedule of Purchasers.

     6.6  REGISTRATION RIGHTS AGREEMENT.  The Company and the Purchasers shall
          -----------------------------
have entered into the Registration Rights Agreement.


                                    SECTION 7

                  COVENANTS OF THE COMPANY AND THE PURCHASERS
                  -------------------------------------------

     The Company hereby covenants and agrees as follows:

     7.1  FINANCIAL INFORMATION.  As soon as practicable after the end of each
          ---------------------
fiscal year, and in any event within 90 days thereafter, the Company will deliver to each Purchaser consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal year, consolidated statements of income and consolidated statements of changes in financial position of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year (or, at the election of the Company, setting forth in comparative form the budgeted figures for the fiscal year then reported), all in reasonable detail and audited by independent public accountants of national standing selected by the Company.

     7.2  ADDITIONAL INFORMATION.  As long as a Purchaser holds not less than
          ----------------------
15,000 shares of Series B Preferred and/or Common Stock issued upon conversion of the Series B Preferred, as adjusted for recapitalizations, stock splits, stock dividends and the like, the Company will deliver or provide to such Purchaser (i) as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company and in any event within 45 days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and consolidated statements of income and consolidated statements of changes in financial condition of the Company and its subsidiaries for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles (other than for accompanying notes), subject to changes resulting from year-end audit adjustments, all in reasonable detail and signed by the principal financial or accounting officer of the Company, (ii) an annual budget for the Company as soon as it is available and (iii) visitation rights to attend Board of Directors meetings including advance notice thereof; provided, however, that the Company shall not be obligated to provide any information that it considers in good faith to be a trade secret or to contain confidential or classified information; and provided further, the Company may, at the discretion of the Board of Directors, exclude any non-Board member from executive sessions of its Board of Directors.

     7.3  CONFIDENTIALITY.  Each Purchaser agrees that any information obtained
          ---------------
by such Purchaser pursuant to this Section 7 which may be proprietary to the Company or otherwise confidential will not be disclosed without the prior written consent of the Company. If a Purchaser requests in writing, the Company will identify in writing all information obtained by such Purchaser under this
Section 7 which the Company considers confidential and which a Purchaser may not disclose without the Company's prior written consent. Purchaser further acknowledges and understands that any information so obtained which may be considered "inside" non-public information will not be utilized by such Purchaser in connection with purchases and/or sales of the Company's securities except in compliance with applicable state and federal anti-fraud statutes. The provisions of this Section 7.3 shall not be in limitation of any rights which Purchaser may have with respect to the books and records of the Company, or to inspect its properties or discuss its affairs, finances and accounts, under the laws of the jurisdictions in which it is incorporated.

     7.4  AVAILABILITY OF COMMON STOCK FOR CONVERSION.  The Company will from
          -------------------------------------------
time to time, in accordance with the laws of the State of California, increase the authorized amount of Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall be insufficient to permit conversion of all the then outstanding shares of Series B Preferred.

     7.5  CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT.  The
          -----------------------------------------------------------
Company and each person now or hereafter employed in any technical capacity by it or any subsidiary with access to confidential information will enter into a Confidential Information and Invention Assignment Agreement in substantially the form of Exhibit G hereto, and the Company shall use its best efforts to cause
        ---------
any consultant retained by it that has access to confidential information to enter into a form of Consulting Agreement with substantially similar confidentiality and non-solicitation provisions.

     7.6  TERMINATION OF COVENANTS.  The covenants of the Company set forth in
          ------------------------
this Section 7 shall terminate in all respects on the date of the closing of an initial firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of the Company's Common Stock.

                                   SECTION 8

                                 MISCELLANEOUS
                                 -------------

     8.1  GOVERNING LAW.  This Agreement shall be governed in all respects by
          -------------
the internal laws of the State of California. The parties expressly stipulate that any litigation under this Agreement shall be brought in the state courts of the Counties of Santa Clara, California and in the United States District Court for the Northern District of California. The parties agree to submit to the jurisdiction and venue of those courts.

     8.2  SURVIVAL.  The representations, warranties, covenants and agreements
          --------
made herein shall survive any investigation made by any Purchaser and the closing of the transactions contemplated hereby.

     8.3  SUCCESSORS AND ASSIGNS.  Except as otherwise provided herein, the
          ----------------------
provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto, provided, however, that the rights of a Purchaser to purchase the Series B Preferred shall not be assignable without the consent of the Company.

     8.4  ENTIRE AGREEMENT; AMENDMENT.  This Agreement and the other documents
          ---------------------------
delivered pursuant hereto at the Closing constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, however, that holders of at least sixty (60) percent of the Series B Preferred (or the Common Stock issued or issuable upon conversion of the Series B Preferred) may, with the Company's prior written consent, waive, modify or amend on behalf of all holders, any provisions hereof.

     8.5  NOTICES, ETC.  All notices and other communications required or
          ------------
permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five
(5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to the Purchaser, at the Purchaser's address as set forth in Exhibit A and (ii) if to the Company, at the address of its principal corporate
---------
offices (attention: Secretary), or at such other address as a party may designate by ten days' advance written notice to the other party pursuant to the provisions above.

     8.6  DELAYS OR OMISSIONS.  Except as expressly provided herein, no delay or
          -------------------
omission to exercise any right, power or remedy accruing to any holder of any Shares, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

     8.7  CALIFORNIA CORPORATE SECURITIES LAW.  THE SALE OF THE SECURITIES WHICH
          -----------------------------------
ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

     8.8  EXPENSES.  The Company and each Purchaser shall bear its own expenses
          --------
incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.

     8.9  COUNTERPARTS.  This Agreement may be executed in any number of
          ------------
counterparts, each of which may be executed by less than all of the Purchasers, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

     8.10 SEVERABILITY.  In the event that any provision of this Agreement
          ------------
becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

     8.11 TITLES AND SUBTITLES.  The titles and subtitles used in this Agreement
          --------------------
are used for convenience only and are not considered in construing or interpreting this Agreement.

     The foregoing agreement is hereby executed as of the date first above written.

                              "COMPANY"

                              GENESYS TELECOMMUNICATIONS LABORATORIES
                              a California corporation


                              By: /s/ Gregory Shenkman
                                 -----------------------------------------
                                     Gregory Shenkman, President and
                                     Chief Executive Officer

                              "PURCHASERS"




                              By:
                                 -----------------------------------------

                              Title:
                                    --------------------------------------

                                   EXHIBIT A
                                   ---------


                            SCHEDULE OF PURCHASERS

                                                       TOTAL NUMBER         TOTAL
                                                       OF SERIES B         PURCHASE
                 NAME AND ADDRESS                    PREFERRED SHARES       PRICE
Benchmark Capital Partners, L.P.                              159,514    $3,530,044.82
2480 Sand Hill Road, Suite 200
Menlo Park, CA  94025

Benchmark Founders' Fund, L.P.                                 21,236    $  469,952.68
2480 Sand Hill Road, Suite 200
Menlo Park, CA  94025

WPG Enterprise Fund II, L.P.                                   74,017    $1,637,996.21
c/o Weiss Peck & Greer
555 California Street, Suite 4760
San Francisco, CA 94104

Weiss Peck & Greer Venture Associates III, L.P.                61,546    $1,362,012.98
c/o Weiss Peck & Greer
555 California Street, Suite 4760
San Francisco, CA 94104

      Total:                                                  316,313    $7,000,006.69